Exhibit 99.1
NEWS RELEASE
Dayton, OH
October 31, 2003

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

FRIDAY, OCTOBER 31, 2003

MTC TECHNOLOGIES, INC. REPORTS RECORDS FOR QUARTERLY

REVENUE AND OPERATING INCOME

3rd Quarter Revenue Soars 63% Over 2002

DAYTON, OH, October 31 – MTC Technologies, Inc.(Nasdaq: MTCT), a provider of engineering, technical and management services to the federal government, today reported results for the quarter ended September 30, 2003.

Quarterly Financial Highlights (3rd quarter ‘03 compared to 3rd quarter ‘02):

•	Revenues increased 63% to $50.4 million, an increase of $19.5 million

•	Operating income increased 42.6% to $5.5 million, an increase of $1.6 million

•	EBITDA increased 44.7% to $5.7 million, an increase of $1.8 million

•	Diluted earnings per share of $0.25 for the 3rd quarter of 2003 compares to diluted earnings per share of $0.18 for the 3rd quarter of 2002

•	Funded backlog at $136 million at September 30, 2003

3rd Quarter Results:

Raj Soin, Founder and Chairman of the Board, commented on the 3rd quarter results by noting, “These record quarterly results demonstrate our management team’s continued dedication to our strategy of building our company through a combination of robust organic growth, combined with selective strategic acquisitions. The 3rd quarter yielded several significant contract wins and the two post-quarter acquisitions have placed our plans for building our Land Forces group on very solid footing.”

Record revenues of $50.4 million for the quarter ended September 30, 2003, reflected a 63.0% increase over the $30.9 million recorded in the same period of 2002. Organic growth of 53.3% amounted to $16.5 million of the $19.5 million increase in revenues, and the remaining $3.0 million of revenue growth, or 9.7%, came from the Company’s acquisition in the fourth quarter of 2002. Gross profit of $7.8 million for the quarter ended September 30, 2003, increased $2.0 million over the $5.8 million recorded in the same period of 2002, primarily due to the increase in revenue. Gross profit as a percentage of revenue decreased to 15.6% from 18.9% in the same period of 2002. This decrease in gross margin percentage is in line with the Company’s expectations and is primarily attributable to the previously forecasted increase in the use of subcontractors. Margins on subcontractor-based revenues are typically lower than the margins on direct work. Operating income for the quarter increased 42.6% to $5.5 million, compared to $3.8 million recorded in the quarter ended September 30, 2002. The increase primarily reflects the increased gross margin, partially offset by higher general and administrative expenses and intangible asset amortization. Although higher in absolute dollars, general and administrative expenses decreased from 6.5% of revenue for the third quarter of 2002 to 4.5% of revenue in the third quarter of 2003.

Net income for the quarter ended September 30, 2003 was approximately $3.3 million, a 40.6% increase over third quarter 2002 net income of approximately $2.4 million. Fully diluted earnings per share for the third quarter of 2003 were $0.25 compared to fully diluted earnings per share of $0.18 for the third quarter of 2002, a 38.9% increase.

David Gutridge, Chief Executive Officer of MTCT, stated, “While we expected a very good 3rd quarter, we ended up with an outstanding 3rd quarter. Our operations team, reacting to our customer’s desires, was able to accelerate deliveries under some of our task orders, which resulted in the Company exceeding our quarterly revenue guidance by over $2 million. This quarter also saw our responsive operations team rewarded with additional contract awards amounting to over $130 million of anticipated revenue. And, our two Land Forces acquisitions since the end of the quarter have given us a strong platform in this important customer group. All in all, I would say it was an extremely satisfying quarter for all of our stakeholders.”

Acquisition of International Consultants, Inc. and Vitronics Inc.:

On October 1, 2003, MTC Technologies, Inc. successfully completed the acquisition of International Consultants, Inc. (ICI) and 24 days later signed a contract to purchase 100% of the stock of Vitronics Inc. These acquisitions represent significant steps in MTCT’s on-going strategy to acquire complementary businesses to reach new customers and increase its technical footprint. These acquisitions will enable MTCT to materially expand its support to the U.S. Army and provide MTCT access to new markets, such as Army Forces Command near Atlanta, GA, the Tank-automotive and Armaments Command in Warren, MI and the Army Communications Electronics Command at Ft. Monmouth, NJ. ICI’s and Vitronics’ results will be included with MTCT operations for the first time in the fourth quarter, and both are expected to be immediately accretive to earnings and earnings per share.

Year-to-date September 30, 2003 Highlights:

•	Revenues for the nine months ended September 30, 2003 increased 57.6% to $129.1 million, an increase of $47.2 million from the same period in 2002. Organic growth of 46.5% amounted to $38.1 million of the $47.2 million increase in revenues.

•	Gross profit for the nine months ended September 30, 2003 increased 39.7% to $21.4 million, an increase of $6.1 million from the same period in 2002. Gross profit as a percentage of revenue decreased to 16.6% from 18.7% in the same period of 2002, primarily attributable to the previously forecasted increase in the use of subcontractors.

•	Operating income of $13.9 million for the nine months ended September 30, 2003 increased 49.6% from the pro forma operating income of $9.3 million recorded in the same period of

2002 (excluding the non-cash stock compensation expense recognized in March, 2002 of $5.2 million).

•	EBITDA increased 50.9% to $14.5 million, an increase of $4.9 million (excluding the non-cash stock compensation expense recorded in March, 2002 of $5.2 million) from the pro forma EBITDA of $9.6 million recorded in the same period of 2002.

•	Net income for the nine months ended September 30, 2003 was approximately $8.5 million, a $3.1 million increase over pro forma net income for the nine months ended September 30, 2002 and a $3.6 million increase from the reported net income of approximately $4.9 million for the nine months ended September 30, 2002.

•	Diluted earnings per share for the nine months ended September 30, 2003 were $0.65 compared to pro forma diluted earnings per share of $0.41 and reported diluted earnings per share of $0.44 for the nine months ended September 30, 2002.

Tables reconciling non-GAAP financial measures, such as EBITDA, pro-forma operating profit, net income and diluted earnings per share, to the applicable GAAP measures are included below.

The comparability of operating income, income before income taxes, income tax benefit (expense), net income, and earnings per share for the nine months ended September 30, 2003 and 2002 was affected by the following significant items:

•	the $5.2 million non-cash stock compensation expense recorded in March, 2002;

•	non-cash deferred income tax benefit of $2.6 million recorded in June, 2002, when the company changed its S corporation status to C corporation status;

•	income tax expense being recorded for the nine months ended September 30, 2003 and not during the six months ended June 30, 2002 (by virtue of the company being an S corporation until June 28, 2002); and

•	the increase in basic and diluted shares resulting from MTCT’s July, 2002 initial public offering, and the exercise of stock options.

In order to depict operating income, income before income taxes, income tax benefit (expense), net income, and diluted earnings per share on a more directly comparable basis, the following table shows these items as reported and on a pro forma basis, assuming a 40% effective tax rate and the same weighted average diluted shares during the nine-month period ended September 30, 2003:

	Nine months ended September 30, 2003 As reported	Nine months ended September 30, 2002 As reported	Pro forma Adjustments	Nine months ended September 30, 2002 Pro forma
	(in thousands except per share amounts)
Operating income	$13,901	$4,077	$5,215	$9,292
Income before income taxes	14,126	3,825	5,215	9,040
Income tax (expense) benefit	(5,608)	1,067	(4,683)	(3,616)
Net income	$8,518	$4,892	$532	$5,424

Weighted average diluted shares outstanding	13,135	11,031	2,104	13,135
Diluted earnings per share	$0.65	$0.44		$0.41

Company Guidance:

Michael Gearhardt, Senior Vice President and Chief Financial Officer of MTCT, stated, “Based on our current projections we are anticipating a strong final quarter that should yield full year-over-year revenue and net income growth of approximately 61% and 60%, respectively. 2004 is expected to demonstrate continued robust organic and total revenue growth of about 18% and 35% respectively. The expectations for net income and diluted earnings per share are similarly strong with anticipated increases of 29% and 25%, respectively, including the full year effect of the ICI and Vitronics acquisitions.” (Note: all percentage increases in the preceding 3 sentences are based on mid-point to mid-point guidance comparisons.) The table below summarizes the guidance ranges for the fourth quarter of 2003, year-end 2003, and year-end 2004. 2004 average shares have been adjusted for anticipated issuances of shares in connection with the acquisition of ICI.

	All amounts except earnings per share in (000s)
	Revenue	Net Income	Earnings per share	Est. Avg. Share
Fourth Quarter 2003	$ 59,000 - $ 62,000	$ 3,700 - $ 4,000	$0.28 - $0.30 – Basic	13,200
			$0.28 - $0.30 – Diluted	13,250

Full Year 2003	$188,000 - $191,000	$12,200 - $12,500	$0.93 - $0.95 – Basic	13,100
			$0.93 - $0.95 – Diluted	13,150

Full Year 2004	$250,000 - $260,000	$15,600 - $16,200	$1.16 - $1.21 – Basic	13,400
			$1.16 - $1.20 – Diluted	13,500

3rd Quarter Conference Call:

The Company will conduct a conference call today at 10:00 a.m. ET to discuss its third quarter and nine months ended September 30, 2003, results, the outlook for the remainder of 2003 and the outlook for 2004. To obtain the dial-in number, please call our Investor Relations contact at 312-640-6779. To access the webcast of today’s call, please go to www.mtctechnologies.com. Internet participants should go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available through the site for 15 days.

MTCT, through its wholly-owned subsidiaries, provides engineering, technical and management services to the federal government and employs approximately 1,400 people in over 20 locations. MTCT’s principal subsidiary, Modern Technologies Corp., was founded in 1984 and, together with MTCT, is headquartered in Dayton, OH. MTCT is a Nasdaq-listed company.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not present or historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. These risks and uncertainties include: risks related to the growth of our FAST program, including strains on resources and decreases in operating margins; federal government audits and cost adjustments; differences between authorized amounts and amounts received by us under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; our ability to attract and retain qualified personnel; our ability to retain contracts during re-bidding processes; pricing pressures; undertaking acquisitions that might increase our costs or liabilities or be disruptive; integration of acquisitions; and changes in general economic and business conditions. For more information concerning these risks and uncertainties, see the Securities and Exchange Commission filings for MTCT. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

Selected detailed financial information follows. For further information on MTCT, visit the website at www.mtctechnologies.com.

Selected Balance Sheet Data:

(in thousands):

	September 30, 2003	December 31, 2002
Current assets	$76,016	$58,605
Current liabilities	29,878	21,710
Working capital	46,138	36,895
Accounts receivable	34,962	30,638
Total bank debt	—	—
Stockholders’ equity	58,827	49,778
Total assets	$88,705	$71,488

•	Current assets at September 30, 2003 include a cash and cash equivalents balance of approximately $32.6 million.

•	Days Sales Outstanding (DSOs) in accounts receivable at September 30, 2003, and December 31, 2002 were as follows:

	As of September 30, 2003		As of December 31, 2002
Accounts receivable	55	days	73	days

Cost and estimated earnings in excess of billings on uncompleted contracts	8	days	6	days

Billings in excess of costs and estimated earnings on uncompleted contracts	—		—

Total Days Sales Outstanding	63	days	79	days

DSOs were positively impacted by increased deliveries under fixed price contracts, resulting in the ability to bill and collect in a shorter time frame than for cost plus and time and material contracts.

Reconciliation Between Net Income and EBITDA (in thousands):

	Three months ended September 30, 2003	Three months ended September 30, 2002	Nine months ended September 30, 2003	Nine months ended September 30, 2002
Net income	$3,324	$2,365	$8,518	$4,892
Income tax expense (benefit)	2,218	1,577	5,608	(1,067)
Net interest (income) expense	(74)	(108)	(225)	252
Depreciation and amortization	220	97	659	356
Stock compensation expense	—	—	—	5,215

EBITDA, excluding non-cash stock compensation expense	$5,688	$3,931	$14,560	$9,648

EBITDA, including non-cash stock compensation expense	$5,688	$3,931	$14,560	$4,433

EBITDA as defined represents income before income taxes, net interest (income) expense, depreciation, and amortization. EBITDA is a key financial measure but should not be construed as an alternative to operating income or cash flows from operating activities. The Company believes that EBITDA is a useful supplement to net income and other income statement data in understanding cash flows generated from operations.

MTC Technologies, Inc.

Condensed Consolidated Statements of Operations

(Dollars in Thousands Except Per Share Data)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Revenue	$50,422	$30,939	$129,096	$81,930
Gross profit	7,847	5,857	21,374	15,297
General and administrative expenses, excluding stock compensation expense	2,260	2,023	7,117	6,005
Stock compensation expense	—	—	—	5,215
Intangible asset amortization	119	—	356	—
Operating income	5,468	3,834	13,901	4,077
Net interest income (expense)	74	108	225	(252)
Income before income tax (expense) benefit	5,542	3,942	14,126	3,825
Income tax (expense) benefit	(2,218)	(1,577)	(5,608)	1,067
Net income	$3,324	$2,365	$8,518	$4,892

Basic earnings per share	$0.25	$0.18	$0.65	$0.45
Diluted earnings per share	$0.25	$0.18	$0.65	$0.44
Weighted average common shares outstanding:

Basic	13,110,722	12,843,149	13,041,024	10,911,890
Diluted	13,146,836	13,082,722	13,134,983	11,030,906

FOR FURTHER INFORMATION, CONTACT:

AT THE COMPANY:	AT FRB | WEBER SHANDWICK:
Michael Gearhardt	Analyst Inquiries:
Senior Vice President & Chief Financial Officer	Lisa Fortuna
937/252-9199	312/640-6779
michael.gearhardt@mtctechnologies.com	lfortuna@webershandwick.com